Exhibit 23.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements (Nos. 33-47946, 333-02977, 333-16697, 333-59255, 333-49618, 333-49620 and 333-88268) on Form S-8 and the registration statement (No. 333-108081) on Form S-4 of Yellow Corporation of our report dated January 23, 2003, except for the Condensed Consolidating Financial Statements note as to which the date is October 7, 2003, with respect to the consolidated balance sheets of Yellow Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows, shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2002, which report appears in the Yellow Corporation Form 8-K dated October 21, 2003; and to the inclusion of our report dated January 23, 2002 with respect to the related financial statement schedule, which report appears in the December 31, 2002, Form 10-K of Yellow Corporation.

Our report on the financial statements contains an explanatory paragraph that states that effective January 1, 2002, the Company ceased amortization of goodwill and changed its method of determining impairment of goodwill as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

KPMG LLP

Kansas City, Missouri

October 21, 2003